Exhibit 10.3.7
FIFTH AMENDMENT
TO THE
TELEFLEX INCORPORATED 401(K) SAVINGS PLAN
Background Information

A.
Teleflex Incorporated (the “Company”) maintains the Teleflex Incorporated 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated entities that have elected to participate in the Plan and their beneficiaries.

B.
The Vice President, Global Human Resources (the “Vice President, Global HR”), has been authorized pursuant to Section 13.02 of the Plan to amend the Plan in accordance with the authority delegated to him.

C.
In accordance with his delegated authority, the Vice President, Global HR desires to amend the Plan to: (i) increase the maximum qualified percentage for automatic Elective Deferral Contributions to 10%; and (ii) make the annual increase in automatic Elective Deferral Contributions effective as of the first pay period in April of each year.

Fifth Amendment to the Plan

The Plan is hereby amended as follows, effective as of January 1, 2018:

1.	Section 3.02.C., “Automatic Elective Deferral Contributions,” is hereby amended by revising the third and fourth sentences thereof to read as follows:
The qualified percentage for Covered Participants who have been automatically enrolled in the Plan and have not otherwise made an affirmative election with respect to their Elective Deferral Contribution percentage (including an election not to make Elective Deferral Contributions) shall increase by 1% for each subsequent Plan Year up to 10%. The increase for a Plan Year will be effective as of the first pay period in the April of the Plan Year.

2.	All other provisions of the Plan shall remain in full force and effect.

TELEFLEX INCORPORATED
s/ Cam Hicks___________________
Cam Hicks
Vice President, Global Human Resources

Date:     March 28, 2018 ______